Exhibit 99.1

BOA Acquisition Corp. II Announces Pricing of $125 Million Initial Public Offering

Washington, D.C., August 3, 2026 (PRNEWSWIRE) — BOA Acquisition Corp. II (the “Company”), a special purpose acquisition company, today announced the pricing of its initial public offering of 12,500,000 units at a price of $10.00 per unit. The units are expected to be listed for trading on the Nasdaq Global Market (“Nasdaq”) under the ticker symbol “THEOU” beginning August 4, 2026. Each unit consists of one Class A ordinary share and one right to receive one Class A ordinary share upon consummation of the initial business combination of the Company. Each right entitles the holder thereof to receive one Class A ordinary share upon the consummation of the Company’s initial business combination. Once the securities comprising the units begin separate trading, the Company expects that its Class A ordinary shares and rights will be listed on Nasdaq under the symbols “THEO” and “THEOR,” respectively. The offering is expected to close on August 5, 2026, subject to customary closing conditions.

The Company was formed for the purpose of effecting a merger, amalgamation, share exchange, asset acquisition, share purchase, reorganization or similar business combination with one or more businesses. While the Company may pursue an acquisition opportunity at any stage of development and in any industry or geography, the Company intends to focus its search on opportunities involving direct investments in real estate and infrastructure assets, particularly within the energy, telecommunications and transportation sectors.

D. Boral Capital LLC is acting as sole book-running manager for the offering. The Company has granted the underwriters a 45-day option to purchase up to 1,875,000 additional units at the initial public offering price to cover over-allotments, if any.

The public offering is being made only by means of a prospectus. When available, copies of the prospectus may be obtained from D. Boral Capital LLC, 590 Madison Avenue, 39th Floor, New York, NY 10022, by email at dbccapitalmarkets@dboralcapital.com, or by telephone at (212) 970-5150.

A registration statement on Form S-1, as amended (File No. 333-290732) relating to the securities was declared effective by the U.S. Securities and Exchange Commission (the “SEC”) on August 3, 2026. This press release shall not constitute an offer to sell or the solicitation of an offer to buy these securities, nor shall there be any sale of these securities in any state or jurisdiction in which such offer, solicitation, or sale would be unlawful prior to registration or qualification under the securities laws of any such state or jurisdiction.

Forward-Looking Statements

This press release contains statements that constitute “forward-looking statements,” including with respect to the proposed initial public offering, the closing of the offering, and the anticipated use of the net proceeds from the offering. No assurance can be given that the offering discussed above will be completed on the terms described, or at all, or that the Company will ultimately complete a business combination transaction in the sector it is targeting or at all. Forward-looking statements are subject to numerous conditions, many of which are beyond the control of the Company, including those set forth in the Risk Factors section of the Company’s registration statement and preliminary prospectus for the Company’s offering filed with the SEC. Copies of these documents are available on the SEC’s website, at www.sec.gov. The Company undertakes no obligation to update these statements for revisions or changes after the date of this press release, except as required by law.

Contact

Benjamin A. Friedman

BOA Acquisition Corp. II

Phone: (888) 211-3261

Email: investors@friedmancap.com